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EXHIBIT 99

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE

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                                                     Three Months Ended March 31,
                                                     ----------------------------
                                                         2004            2003
                                                     ------------    ------------
Earnings (loss) per share:

BASIC NET INCOME (LOSS)  PER COMMON SHARE
Numerator:
       Income (loss)  from  operations               $  7,728,480    $   (974,470)

Denominator:
       Weighted average common shares outstanding      10,159,384       8,224,949
       Effect of dilutive securitiesd
             Conversion of preferred stock              3,014,380               -
              Common stock equivalents from
               warrants and options                       303,244
                                                     ------------    ------------
Denominator for diluted earnings per common share      13,477,008       8,224,949
                                                     ============    ============

       Basic net income (loss) per common share      $       0.76    $      (0.12)
                                                     ============    ============

       Diluted net income (loss) per common share    $       0.57    $      (0.12)
                                                     ============    ============
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